Exhibit 10.25

PURCHASE AND SALE AGREEMENT

(7901 Indlea Point, Colfax, North Carolina)

THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is made and entered into this 17th day of October, 2025 (the “Effective Date”), by and between NORTHPOINT DEVELOPMENT, LLC, a Delaware limited liability company, with an address at 3315 N. Oak Trafficway, Kansas City, MO 64116 (hereinafter referred to as “Buyer”), and PROKIDNEY ACQUISITION COMPANY, LLC, a Delaware limited liability company, with an address of 2000 Frontis Plaza Boulevard, Suite 250, Winston-Salem, NC 27103 (hereinafter referred to as “Seller”).

B A C K G R O U N D

A.
Seller is the owner in fee of the Land (as hereinafter defined) located at 7901 Indlea Point, Colfax, North Carolina, upon which the Improvements (as hereinafter defined) are constructed.
B.
Seller desires and hereby agrees to sell, and Buyer desires and hereby agrees to acquire Seller’s interest in the Property (as hereinafter defined), subject to and on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual promises and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

SECTION 1:
DEFINITIONS OF CERTAIN TERMS

For purposes of this Agreement, each of the following terms shall have the respective meanings set forth below:

Access Agreement. That certain Access Agreement, by and between Buyer and Seller, dated as of October 6, 2025 (the “AA Effective Date”).

Business Day. Any day other than a Saturday, Sunday, federal holiday or any day on which national banks in the State of North Carolina are authorized or required to be closed for the conduct of regular banking business.

Closing. The closing and consummation of the purchase and sale of the Property as contemplated by this Agreement.

Closing Date (or Date of Closing). Ten (10) days after the expiration of the Due Diligence Period (as may be extended as expressly set forth in this Agreement) or such earlier date on which Seller and Buyer shall agree in writing, provided, however, in the event that the Closing Date would fall on a non-Business Day in the State of North Carolina, the Closing Date shall be extended to the next Business Day, as may be extended pursuant to the terms of this Agreement.

Due Diligence Period. The period commencing on the AA Effective Date and expiring at 5:00 pm EST on November 5, 2025.

Earnest Money Deposit. The cash deposit(s) delivered by Buyer to Escrow Agent pursuant to Section 3.1 below together with any and all interest earned thereon.

Environmental Laws. All statutes, laws, ordinances, codes, regulations, rules, rulings, orders, decrees, directives, policies and requirements by any federal, North Carolina or local governmental authority regulating, relating to, or imposing liability or standards of conduct on or concerning Hazardous Substances (as defined below), public health and safety or the environment now or existing or hereafter enacted or effective.

Escrow Agent. Chicago Title Insurance Company, having offices at 100 NE Tudor Road, Ste. 104, Lee’s Summit, MO, attn: Randi Canon, e-mail: randi.canon@ctt.com.

Hazardous Substances. All hazardous waste, hazardous substances, hazardous constituents, hazardous materials, toxic substances, or related substances or materials, whether solids, liquids or gases including, but not limited to, polychlorinated biphenyl (commonly known as PCBs), asbestos, radon, urea formaldehyde, petroleum products (including gasoline and diesel oil), toxic substances, hazardous chemicals, spent solvents, sludge, ash, containers with hazardous waste residue, spent solutions from manufacturing processes, pesticides, explosives, organic chemicals, inorganic pigments, per-and polyfluoroalkyl substances, commonly referred to as PFAS and other similar substances and other similar substances, as each of the foregoing terms are defined under, or regulated or governed by, any and all Environmental Laws including, but not limited to, (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. S 9601 et seq., (ii) the Hazardous Materials Transportation Act, as amended, 49 U.S.C. S 1801 et seq., (iii) the Resource, Conservation and Recovery Act of 1976, as amended, 42 U.S.C. S 6901 et seq., (iv) the Clean Water Act, as amended, 33 U.S.C. S 1251 et seq., (v) the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. S 2601 et seq., (vi) the Clean Air Act, as amended, 42 U.S.C. S 7401 et seq., or (vii) any so-called “superfund” or “superlien” law.

Improvements. A Class A industrial facility containing an approximately 210,600 rentable square foot industrial building and any other structures, buildings, fixtures, installations and other physical improvements located on the Land commonly known as 73 Business Center located at 7901 Indlea Point, Colfax, North Carolina.

Intangible Property. All of Seller’s right, title and interest in and to all (1) Warranties; (2) development rights relating to the Real Property; (3) Plans and Specifications; and (4) Permits, in each case, to the extent of Seller’s interest therein and to the extent assignable.

Land. The tracts or parcels of land being more particularly described on Exhibit A attached hereto and incorporated herein by reference and appurtenant easements thereto, together with all of Seller’s right, title and interest in and to all easements, rights of way, strips and gores of land, tenements, hereditaments and appurtenances, reversions, remainders, privileges, licenses and other rights and benefits of any kind relating, belonging to, running with or in any way relating thereto (including without any warranty whatsoever, subsurface rights, oil and other mineral rights, water rights and water stock); together with all right, title and interest of Seller in and to any land lying in the bed of any street, road or highway, open or proposed, in front of, abutting or adjoining the Land.

Lease(s). NONE

Legal Requirements. All laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, Permits, licenses, authorizations, directions and requirements of all federal,

North Carolina and local governmental authorities, officials, agencies and subdivisions of each thereof having jurisdiction which now or at any time prior to Closing may be applicable to the Property or other use or operation thereof including, without limitation, the so-called Americans with Disabilities Act.

Out of Pocket Expenses. All of the Buyer’s actual, reasonable out of pocket expenses incurred in connection with the Buyer’s due diligence activities, title and survey costs and reasonable attorneys’ fees and expenses, up to, but not exceeding Seventy-Five Thousand and No/100 Dollars ($75,000.00) in the aggregate.

Permits. All or any certificates of occupancy and completion with respect to the Improvements and all other consents, notices of completion, environmental and utility permits and approvals, authorizations, variances, waivers, licenses, certificates and approvals from any governmental or quasi-governmental authority issued or granted with respect to the Property now or prior to Closing.

Permitted Exceptions. (i) Any matter disclosed by the Commitment to which Buyer fails to timely object, to which Buyer objects but subsequently waives its objection in writing, or which Seller is not obligated to remove; (ii) all presently existing and future liens for unpaid real estate taxes and water and sewer charges not due and payable as of the Closing Date, subject to adjustment as hereinafter provided; (iii) all present and future zoning, building, environmental, and other laws, ordinances, codes, restrictions, and regulations of all governmental authorities having jurisdiction with respect to the Property, including, without limitation, landmark designations and all zoning variances and special exceptions; (iv) any state of facts which would be shown on or by an accurate current survey of the Property to which Buyer fails to timely object, or to which Buyer objects but subsequently waives its objection in writing; (v) the standard conditions and exceptions to title contained in the form of title policy or “marked-up” title commitment issued to Buyer by the Title Company; (vi) any lien, encumbrance, or other matter, whether or not of record, arising out of the acts or omissions of Buyer or Buyer’s employees, contractors or agents; and (vii) any other matter expressly agreed to in writing by Buyer and Seller.

Personal Property. All of the tangible personal property including, without limitation, fixed and movable fixtures, together with all component and replacement parts, situated on the Real Property or otherwise used in connection with the Real Property and used by Seller in connection with the management, operation, maintenance or repair of the Real Property, to the extent of Seller’s interest therein and to the extent assignable.

Plans and Specifications. The plans and specifications utilized in or relating to the construction or in any way relating to the Improvements, including, but not limited to, architectural drawings, final as-built certified drawings, and engineering plans and specifications to the extent of Seller’s ownership interest therein and to the extent assignable without cost to Seller.

Property. The Land, Improvements, Permits, Plans and Specifications, Warranties, Intangible Property, and the Personal Property.

Real Property. The Land and Improvements.

Service Agreements. The security, maintenance, pest control, trash removal, equipment leases, and other such service agreements (and any amendments, modifications or supplements thereto) with respect to or affecting the Property or any portion thereof and described in Exhibit B attached hereto, to the extent of Seller’s interest therein and to the extent assignable without cost to Seller.

Title Company. Chicago Title Insurance Company, having offices at 100 NE Tudor Road, Ste. 104, Lee’s Summit, MO, attn: Randi Canon, e-mail: randi.canon@ctt.com.

Warranties. All or any assignable guarantees, warranties, and indemnities relating to the construction, operation and/or use of the Improvements and Real Property, which, as of the Effective Date, are set forth in Schedule 1 attached hereto, to the extent of Seller’s interest therein and to the extent in effect as of Closing and assignable without cost to Seller and subject to Buyer’s obligation to pay costs allocated to Buyer under Section 9.2.2.

SECTION 2:
PURCHASE AND SALE

Buyer shall purchase the Property from Seller, and Seller shall sell, convey, transfer and assign the Property to Buyer, subject to and in accordance with the terms and conditions of this Agreement.

SECTION 3:
PURCHASE PRICE AND DEPOSIT; NO FINANCING

3.1 Purchase Price and Deposit. The purchase price for the Property shall be Nineteen Million Fifty Thousand and 00/100 Dollars ($19,050,000.00) (herein referred to as the “Purchase Price”). The Purchase Price shall be paid, subject to the adjustments and prorations as herein provided, as follows:

(i)
Within three (3) days of the delivery to Buyer of a fully executed original counterpart of this Agreement, signed both by Buyer and Seller, Buyer shall deliver a deposit of Four Hundred Seventy-Five Thousand and 00/100 Dollars ($475,000.00) (the “Earnest Money Deposit”) to the Escrow Agent, which Earnest Money Deposit shall be placed in a federally insured interest-bearing account in a bank mutually acceptable to the parties hereto and otherwise in accordance with the escrow agreement to be executed by the parties, the form of which is attached hereto as Exhibit D (the “Escrow Agreement”); and
(ii)
The balance of the Purchase Price to Title Company by wire transfer of immediately available US Dollars on the Closing Date.

Buyer’s failure to timely deliver the Earnest Money Deposit shall entitle Seller to terminate this Agreement upon written notice to Buyer whereupon neither party shall have any further liability to the other, except for those obligations which expressly survive the termination of this Agreement as set forth in this Agreement.

Notwithstanding anything to the contrary herein, One Hundred Dollars ($100.00) of the Earnest Money Deposit shall be independent consideration for entering into this Agreement (the “Independent Contract Consideration”), and shall be non-refundable to Buyer in all events, and Seller acknowledges that said amount is adequate consideration therefor.

A portion of the Earnest Money Deposit, once made, in an amount equal to $100,000.00 will become immediately non-refundable to Buyer (except for a Seller default) (the “Non-Refundable EMD”), and the remaining portion of the Earnest Money Deposit, in an amount equal to $375,000.00 will remain fully refundable to Buyer until the expiration of the Due Diligence Period. The Earnest Money Deposit shall be fully applicable against the Purchase Price at Closing.

3.2
Intentionally Omitted.

SECTION 4:
TITLE
4.1
Title Contingency. At Closing, Buyer shall require that title to the Property be insurable in the amount of the Purchase Price, at ordinary or promulgated rates, by the Title Company pursuant to a standard NCLTA Owner’s Policy of Title Insurance with extended coverage, showing Buyer as the prospective named insured, free and clear of Monetary Encumbrances (subject to the terms of Section 4.2 below) and subject only to the Permitted Exceptions, in accordance with Section 4.2 below (collectively, “Owner’s Title Policy”). Seller shall deliver a commercially reasonable affidavit to the Title Company of the type customarily provided by sellers of commercial real property located in North Carolina to induce title insurance companies in the area to provide insure over certain “standard” or “preprinted” exceptions to title required including, without limitation, any exception for mechanic’s liens arising under Seller with respect to the Property.
4.2
Examination of Title. Seller has made available to Buyer a copy of Seller’s owners title insurance policy together with the latest survey and subdivision plat (if any) of the Real Property. Buyer may also obtain prior to the expiration of the Due Diligence Period, at Buyer’s sole cost and expense, (i) an updated title insurance commitment (the “Commitment”), and (ii) an update of Seller’s existing survey or new survey of the Real Property (the “Survey”). Buyer shall deliver to Seller a copy of the Survey and Commitment with any notice of Title Defects (defined below) on or before the expiration of the Due Diligence Period. If title to the Real Property as reflected in the Commitment or the Survey contains title exceptions or discloses matters to which Buyer objects (“Title Defects”), Buyer shall notify Seller in writing of such fact no later than the date which is five (5) Business Days prior to the expiration of the Due Diligence Period, after which Seller shall notify Buyer prior to the expiration of the Due Diligence Period whether Seller intends to cure the Title Defects (“Seller’s Response”). Seller’s failure to send a Seller’s Response shall be deemed an election by Seller not to cure any Title Defects. Notwithstanding the foregoing, Seller shall be obligated to cure (without any obligation for Buyer to notify Seller of such being a Title Defect) and satisfy of record (i) any mortgages, deeds of trust, or loan security documents granted or assumed by Seller and encumbering the Property, (ii) any tax lien resulting from the acts or omissions of Seller (other than the liens for taxes and assessments which are not delinquent), (iii) mechanic’s liens arising by, through or under Seller, and (iv) any judgment lien against Seller that has validly attached to the Property (collectively, “Monetary Encumbrances”). All Monetary Encumbrances will be satisfied by Seller on or prior to the Closing Date and may be satisfied at Closing out of the proceeds otherwise payable to Seller. Any title or survey matters existing as of the Effective Date and not timely objected to by Buyer shall be deemed accepted by Buyer as Permitted Exceptions. If Seller’s Response does not (or is deemed not to) indicate Seller’s agreement to cure or remedy all Title Defects, Buyer shall, subject to the remaining provisions of this Section, have the option of either accepting title to the Real Property without abatement of the Purchase Price in which case such Title Defects shall be considered Permitted Exceptions, or of terminating this Agreement by giving written notice of such election to Seller within five (5) days after receipt of Seller’s Response (or, in the event a Seller’s Response is not received, within five (5) days after the date on which the Seller’s Response was due) and, in the event this Agreement is terminated, the Earnest Money Deposit, less the Independent Contract Consideration and Non-Refundable EMD, shall be returned to Buyer, and this Agreement and the rights and obligations of the parties hereto shall cease and terminate, except for those obligations which expressly survive the termination of this Agreement as set forth in this Agreement.
4.3
New Defects. Except as expressly provided in this Agreement or imposed by a Governmental Authority (hereinafter defined), from and after the Effective Date, Seller shall not execute any agreement or document that will bind the Property or Buyer after the Closing Date (a “New Defect”)

without first obtaining Buyer’s prior written consent, which may not be unreasonably withheld, conditioned, or delayed, unless the same may be cancelled on thirty (30) days’ notice at no cost to Buyer. In the event Buyer approves such New Defect in writing, then such New Defect shall constitute a Permitted Exception. After the Due Diligence Period expiration and prior to Closing, Buyer may notify Seller of any objection to title or survey (excluding objections to title which have been waived by Buyer as hereinabove provided or that are or are deemed to be Permitted Exceptions) arising after the effective date of the Commitment or Survey, as applicable (the “Additional Title Notice”). With respect to any objections to title or survey set forth in such Additional Title Notice, Seller shall have the same option to cure and Buyer shall have the same option to accept title subject to such matters or to terminate this Agreement as set forth in Section 4.2 above.
4.4
Failure to Cure. If Seller fails to cure and satisfy of record any Monetary Encumbrance (subject to the terms of Section 4.2) or remedy any Title Defect that Seller agreed to cure or remedy pursuant to Seller’s Response on or prior to the Closing Date, then Buyer shall have the right to either exercise the remedies available to Buyer under Section 16.1 hereof or waive such failure and elect to accept title to the Property as it then is, without any reduction in Purchase Price.
4.5
Intentionally Deleted.
SECTION 5:
BUYER’S DUE DILIGENCE AND INSPECTION RIGHTS
5.1
Documents to be Delivered by Seller. Seller has made (or within three (3) Business Days after the Effective Date will make) available to Buyer each of the following items (the “Submission Items”) that relate to the Property or any portion thereof to the extent such items exist and are in Seller’s possession or reasonable control (without additional cost to Seller):
5.1.1
Copies of all Service Agreements (with a list of all vendors with which Seller deals in connection with the Property);
5.1.2
A copy of Seller’s owner title insurance policy;
5.1.3
Copies of surveys, plats or maps of the Real Property, if any;
5.1.4
All construction drawings and Plans and Specifications for the Improvements;
5.1.5
Copies of any Warranties;
5.1.6
Any final environmental report, test, audit or survey generated by a third party consultant;
5.1.7
All final engineering and physical inspection reports, including, but not limited to, any geotechnical and wetland reports generated by a third party consultant;
5.1.8
Copies of all Permits;
5.1.9
Copies of all operating and maintenance records and books relating to the Property (including, but not limited to, annual fire suppression, fire safety and fire alarm/monitoring inspections and reports and all storm water control measures inspections and reports), and real estate tax bills and statements of assessed value for the Seller’s period of ownership;

5.1.10
Copies of the current utility bills, including electric, gas and water bills and a schedule of any deposits currently posted with respect to such utilities;
5.1.11
Written notices of violation of any Legal Requirements received by Seller; and
5.1.12
Such other documents relating to the operation or management of the Property in Seller’s actual or constructive possession which are reasonably requested by Buyer with the exception of (i) internal documents, communications, projections and analyses, (ii) any materials subject to any legal privilege in favor of Seller, and (iii) confidential or proprietary information relating to Seller or its business operations. Buyer acknowledges and agrees that except as set forth in this Agreement, any Submission Items to be delivered to Buyer or its agents are or shall be provided without representation or warranty of any kind, express or implied, as to the completeness or accuracy of the facts, presumptions, conclusions or other matters contained therein and that Buyer shall rely solely on its own investigations, reports and materials prepared by Buyer or any consultants engaged by Buyer.
5.2
Inspection of Property and Submission Items. Notwithstanding any disclosure of Seller contained in this Agreement, Buyer’s obligation to proceed to and consummate Closing is contingent upon Buyer being satisfied, in its sole and absolute discretion and in all respects, with Buyer’s investigation and study and review of the Property prior to the expiration of the Due Diligence Period. In order to facilitate the above-described review, Seller hereby agrees that Seller shall make the Property available to Buyer and Buyer’s employees, contractors and agents (collectively, “Buyer’s Agents”) at reasonable times during business hours (not including weekends, holidays, and after 5:00 pm local time at the Property on weekdays) prior to the expiration of the Due Diligence Period upon not less than one (1) Business Days’ notice to Seller describing who will be entering the Property and the nature of such entry and/or investigation (which for purposes of scheduling such access may be by email notice to Seller’s representative, [Greg Wilson, Tel: (336) 575-7863, email: greg.wilson@cbre.com], together with notice to Seller at the address set forth in Section 12 below)), and subject to the rights of any occupant in possession, at Buyer’s sole cost and expense and at Buyer’s and Buyer’s Agents’ sole risk, for the purposes of: (a) performing non-invasive inspections and tests of the Property and (b) performing such other analyses, inquiries and investigations relating to the ownership and operation of the Property as Buyer shall reasonably deem necessary or appropriate (collectively, “Inspections”) subject to the following limitations: (i) Seller shall have the right to have a representative present during all such Inspections; (ii) such Inspections shall not unreasonably disrupt or disturb the on-going operation of the Property or the rights of any occupant at the Property; and (iii) Buyer or Buyer’s Agents shall not conduct any invasive or destructive physical testing, drilling, boring, sampling or removal of, on or through the surface of the Property (or any part or portion thereof) including, without limitation, any ground borings or invasive testing or environmental samplings of the land (including, air, water or soil), building or improvements (collectively, “Physical Testing”), without Seller’s prior written consent (provided that a Phase I environmental assessment shall not be deemed Physical Testing). In the event Buyer desires to conduct any such Physical Testing of the Property, then Buyer shall submit to Seller, for Seller’s prior written approval, a written detailed description of the scope and extent of the proposed Physical Testing, which approval may be given or withheld in Seller’s sole discretion. In no event shall Seller be obligated, as a condition to closing the sale of the Property under the Purchase Agreement or otherwise, to perform or pay for any environmental remediation of the Property recommended as a result of any such Physical Testing. Buyer agrees to indemnify, defend and hold Seller and any officer, director, member, manager, person, firm, agent, advisor, trustee or representative acting or purporting to act on behalf of the Seller (collectively with Seller, the “Indemnified Parties”) free and harmless from any loss, injury, damage, claim, lien, cost or expense, including reasonable attorneys’ fees and costs (collectively “Losses”) resulting from, relating to, or arising out of the activities of Buyer or Buyer’s Agents or designees on the Property, including, but not limited to, the Inspections or Physical

Testing conducted on or about the Property, or otherwise from the exercise by Buyer or any Buyer’s Agent of the right of access provided herein; provided, however, that such obligations of Buyer shall not cover any loss, injury, damage, claim, lien, cost or expense that (a) is caused by the negligence or intentional misconduct of any of the Indemnified Parties, or (b) relates to any matter that is merely discovered, and not exacerbated by Buyer or any Buyer’s Agent. The provisions of this Section 5.2 shall survive any termination of this Agreement or the Closing. In the event this Agreement is terminated for any reason, Buyer shall furnish Seller with copies of all environmental, engineering and other due diligence reports prepared by or for Buyer with respect to the Property, including, without limitation, any survey, and such copies shall be provided in their as-is condition, without any representation or warranty from Buyer.
5.3
Termination Right. The parties expressly acknowledge and agree that Buyer has the right, for any or no reason, at any time on or before the expiration of the Due Diligence Period to terminate this Agreement by written notice to Seller, and upon such termination, the Earnest Money Deposit less the Independent Contract Consideration and Non-Refundable EMD shall be returned to Buyer whereupon there shall be no further rights, obligations or liabilities between the parties, except for those rights, obligations or liabilities which expressly survive the termination of this Agreement as set forth in this Agreement. If Buyer fails to deliver written notice of such termination to Seller on or before the expiration of the Due Diligence Period, then Buyer shall be deemed to have waived its right to terminate this Agreement under this Section 5.3 and the Earnest Money Deposit, as and when deposited with Escrow Agent, shall be immediately non-refundable to Buyer except as expressly provided in this Agreement.
5.4
Assumed Service Agreements. Prior to the expiration of the Due Diligence Period, Buyer shall notify Seller in writing as to any Service Agreement that Buyer elects not to assume from and after Closing (the “Nonassumed Service Agreements”), which Nonassumed Service Agreements shall be terminated by Seller, at Seller’s expense, prior to or upon Closing. Buyer will assume at Closing the obligations of the Seller under all other Service Agreements (the “Assumed Service Agreements”), to the extent arising after Closing for the period following the Closing. Notwithstanding the foregoing, Assumed Service Agreements shall include, and Buyer shall assume those agreements that have been entered into by Seller after the Effective Date in accordance with this Agreement which are terminable on not more than thirty (30) days prior written notice without the payment of any fee or penalty.
5.5
Insurance. Prior to commencing, and during the Inspections and any Physical Testing of the Property, Buyer shall maintain or cause to be maintained (a) workers’ compensation insurance in accordance with applicable law, except for any consultants who are sole proprietors with no other employees than themselves, (b) commercial general liability insurance, on a per occurrence basis, in the amounts of at least One Million Dollars ($1,000,000.00) per occurrence and Two Million Dollars ($2,000,000.00) in the aggregate, for bodily or personal injury or death, (c) property damage insurance in the amount of at least Two Million Dollars ($2,000,000.00), and (d) commercial automobile insurance, owned, hired, non-owned or leased in the amount of at least Two Million Dollars ($2,000,000.00), and (e) contractual liability insurance, on a per occurrence basis, with respect to Buyer’s obligations hereunder to the extent coverage is provided. Buyer shall represent and warrant that the appropriate insurance hereunder is carried and shall deliver to Seller evidence of such workers’ compensation insurance and a certificate evidencing the commercial general liability, property damage, commercial automobile, and contractual liability insurance, including prior to entering the Property or conducting any Inspections or Physical Testing on or about the Property. Each such insurance policy shall be written by a reputable insurance company having a rating of at least “A-VII” by Best’s Rating Guide (or a comparable rating by a successor rating service). The general liability policy shall identify Seller as an additional insured . Such insurance shall be primary to any insurance maintained by Seller with respect to the Property.

5.6
As-Is Purchase. Except as set forth in this Agreement, the Property is being acquired by Buyer in “AS IS” condition and “WITH ALL FAULTS” existing as of the Closing Date. Buyer acknowledges that it will be acquiring the Property on the basis of its own investigations. Except as expressly set forth in this Agreement or in any instrument or other document delivered at Closing pursuant to this Agreement (a “Closing Document”), no representations or warranties have been made or are made and no responsibility has been or is assumed by Seller or by any officer, director, member, manager, person, firm, agent, advisor, trustee or representative acting or purporting to act on behalf of the Seller (collectively, the “Seller Parties”) as to condition or repair of the Property or the value, expense of operation, or income potential thereof, the reliability of any information furnished to Buyer or as to any other fact or condition which has or might affect the Property or the condition, repair, value, expense of operation or income potential of the Property or any portion thereof. Except with respect to a breach by Seller of any covenant, representation or warranty expressly contained in this Agreement or in any Closing Document, including those remedies available to Buyer hereunder or thereunder for such a breach by Seller, Buyer hereby waives, releases and forever discharges all Seller Parties and any affiliate of the Seller Parties of and from any and all claims, actions, causes of action, demands, rights, damages, liabilities and costs whatsoever, direct or indirect, known or unknown, which Buyer now has or which may arise in the future, against Seller or any such other parties related in any way to the Property. Except with respect to a breach by Seller of any representation or warranty expressly contained in this Agreement or any indemnity set forth in this Agreement or in any instrument delivered pursuant to this Agreement, Buyer hereby agrees not to assert any claim for contribution, cost recovery or otherwise against Seller or any such affiliate relating directly or indirectly to the physical condition of the Property including, without limitation, the existence of oil, lead paint, or Hazardous Substances, or substances on or under, or the environmental condition of, the Property, whether known or unknown. The parties agree that all understandings and agreements heretofore made between them or their respective agents or representatives are merged in this Agreement and the Exhibits hereto annexed, which alone fully and completely express their agreement, and that this Agreement has been entered into after full investigation, or with the parties satisfied with the opportunity afforded for investigation, neither party relying upon any statement or representation by the other unless such statement or representation is specifically embodied in this Agreement or the Exhibits annexed hereto. Buyer acknowledges that it is experienced and sophisticated in the acquisition, development, management, leasing, ownership and operation of commercial real estate projects such as the Property and that, Seller has required Buyer to inspect fully the Property and investigate all matters relevant thereto, and, except with respect to information provided and certified to by Seller to Buyer, to rely solely upon the results of Buyer’s own inspections or other information obtained or otherwise available to Buyer, provided that the foregoing shall not diminish Buyer’s rights with respect to any representations or warranties expressly made by Seller in this Agreement or in any Closing Document.
SECTION 6:
SELLER’S REPRESENTATIONS, WARRANTIES AND COVENANTS

Seller represents, warrants and covenants to Buyer, which representations and warranties shall be true and correct in all material respects on and as of the date hereof, all of which representations and warranties shall be deemed to have been remade by Seller to Buyer, and shall be true and correct in all material respects on or as of the Closing (updated to reflect the then state of facts as set forth below), as follows:

6.1
Organization, Power and Authority. Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the state of North Carolina. Seller has all necessary power to execute and deliver this Agreement and perform its obligations hereunder. The execution, delivery and performance of this Agreement by Seller (i) has been duly and validly authorized by all necessary action on the part of Seller, (ii) does not conflict with or constitute a breach of, or constitute a default under, any contract, agreement or other instrument which will remain in effect at Closing by which Seller or the Property is bound or to which Seller is a party, and (iii) does not require the consent of any other party.
6.2
No Bankruptcy. Seller is not a party to any voluntary or involuntary proceedings under any applicable laws relating to the insolvency, bankruptcy, moratorium or other laws affecting creditors rights to the extent that such laws may be applicable to Seller.
6.3
No Litigation. Seller has not received written notice of any pending or, to Seller’s actual knowledge, threatened litigation, administrative action, investigation or other governmental or quasi-governmental proceeding wherein an unfavorable ruling, decision, or finding, upon consummation of the sale contemplated hereby to Buyer or otherwise, may reasonably be expected to have a material adverse effect on the business or prospects of or on the condition or operations of the Property, or would interfere with Seller’s ability to consummate the transactions contemplated by this Agreement.
6.4
No Violations. Seller has not received written notice from any federal or state court, commission, regulatory body, administrative agency or other governmental body (“Governmental Authority”), that there are presently any outstanding or uncured violations of any Legal Requirements.
6.5
Condemnation. Seller has not received any written notice of proceedings pending nor, to Seller’s actual knowledge, are any proceedings threatened, against or affecting the Real Property or any portion thereof or interest therein in the nature of or in lieu of condemnation or eminent domain proceedings.
6.6
Assessments. Seller has not received written notice of any assessments from any Governmental Authority imposed, contemplated or confirmed and ratified against any of the Real Property for public or private improvements which are now or hereafter payable.
6.7
No Hazardous Substances. Except as set forth in Seller’s environmental reports which have been or, pursuant to Section 5.1 above, will be made available to Buyer, to Seller’s actual knowledge, Seller has received no written notice from any Governmental Authority with jurisdiction over Environmental Laws and the Property, asserting or alleging the discharge, disbursement, release, or storage of Hazardous Substances on, in or under the Real Property in violation of Environmental Laws, which has not been cured or corrected as of the Effective Date.
6.8
Leases. Seller is not a party to any leases, licenses or occupancy agreements in effect for any portion of the Real Property and, to Seller’s actual knowledge, no third party has any leasehold or occupancy rights to use or occupy any portion of the Real Property.
6.9
Management Agreement. On the Closing Date, there will be no contract or agreement in effect for the management of the Real Property.
6.10
Leasing Commissions. No leasing commission, fee or other compensation is payable (or will, with the passage of time or occurrence of any event or both, be payable) with respect to any leases or similar agreements affecting the Property. To Seller’s actual knowledge, there does not currently exist any exclusive or continuing leasing or brokerage agreements that relate to the Real Property that will bind the Real Property after Closing.

6.11
OFAC. Seller and, to Seller’s knowledge, each person or entity owning an interest in Seller is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury and/or on any other similar list and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation or Executive Order of the President of the United States.
6.12
Service Agreements; Warranties. Except for any Service Agreement or amendments entered into pursuant to this Agreement (and, to the extent required, approved by Buyer thereunder), the Service Agreements constitute all of the agreements to which Seller is a party relating to the maintenance, management, security, services, supplies, and operation of the Property, including all modifications, supplements, and amendments thereof and thereto. To Seller’s actual knowledge, neither Seller nor any other party is in default under any Service Agreement. Schedule 1 attached hereto contains a comprehensive list of all Warranties that relate to the Real Property in full force and effect as of the Effective Date.
6.13
Liability. Except as expressly set forth in Section 6 of this Agreement, Seller agrees that, following the Closing, it shall be liable for the direct, but not consequential or punitive, damages resulting from any breach of its representations and warranties expressly set forth in Section 6 of this Agreement; provided, however, that (i) the representations and warranties are personal to Buyer and may not be assigned to or enforced by any other person, other than to an permitted assignee of Buyer in accordance with this Agreement and (ii) such liability shall only survive closing for the Survival Period and no action or proceeding thereon shall be valid or enforceable, at law or in equity, if not commenced prior to the expiration of the Survival Period. Buyer shall not have the right to bring a cause of action for a breach of a representation or warranty unless the valid claims for all such breaches collectively aggregate more than Twenty Five Thousand and 00/100 Dollars ($25,000.00) (the “Basket”). The aggregate liability of Seller to Buyer, all those claiming by or through Buyer, or otherwise for claims, demands, damages, expenses (including reasonable attorneys’ fees), suits, awards, judgments and liabilities asserted, awarded or otherwise recovered against Seller in connection this Agreement, any document executed by Seller in connection with this Agreement and/or the Property, including claims for breaches of Seller’s representations or warranties or under any law applicable to the Property shall not exceed one and one half percent (1.5%) of the Purchase Price (the “Liability Cap”). Notwithstanding anything to the contrary contained in this Agreement, Seller’s liability in connection with the following shall not be subject to or count toward the Liability Cap or the Basket and shall survive indefinitely (except as otherwise expressly set forth herein): (a) Seller’s indemnity obligations under Section 14, (b) claims based on Seller’s willful and intentional fraud, and (c) re-prorations, reconciliations, and closing costs under Section 9.2.

Subject to the limitations set forth in this Section 6, Buyer agrees to look solely to the Seller and its assets and the proceeds therefrom for the satisfaction of any liability or obligation arising under this Agreement, the transactions contemplated hereby or the Closing Documents executed pursuant hereto, or for the performance of any of the covenants, warranties, or other agreements contained herein or therein. The terms, covenants, and conditions set forth in this Section shall survive Closing through the last day of the Survival Period.

For purposes of this Agreement, “Seller’s actual knowledge”, “knowledge of Seller” or words of similar import shall refer to the actual (as opposed to constructive or imputed), present knowledge of the Designated Representatives as to a fact at the time given, and shall not be construed to refer to the knowledge of any other partner, beneficial owner, officer, employee, or agent of Seller and shall not be construed to impose upon the Designated Representatives any duty to investigate the matters to which such knowledge, or the absence thereof, pertains, including, but not limited to, the contents of the materials delivered to or made available to Buyer or the contents of files maintained by the Designated Representatives. There shall be no personal liability on the part of such person(s) arising out of any representations or warranties made herein or otherwise. The term “Designated Representatives” shall mean, collectively, Paul Papali in his capacity as Senior Building Engineer at Seller and Todd Girolamo in his capacity as Chief Legal Officer and Corporate Secretary who are the most knowledgeable representatives of Seller with respect to those matters for which such knowledge is sought hereunder.

6.14
Survival. The foregoing representations, warranties, indemnities and covenants of Seller in this Section 6 shall survive the Closing or termination of this Agreement for a period of six (6) months (the “Survival Period”); provided, however, any claims made on or prior to the date the Survival Period expires shall survive until final resolution or settlement thereof.
6.15
Seller’s Warranties. If after the expiration of the Due Diligence Period but prior to the Closing, Buyer first obtains knowledge that any of the representations or warranties made herein by Seller are untrue, inaccurate or incorrect in any material respect, Buyer shall give Seller written notice thereof within five (5) Business Days of obtaining such knowledge (but, in any event, prior to the Closing). In such event, Seller shall have the right (but not the obligation) to attempt to cure such misrepresentation or breach and shall, at its option, be entitled to a reasonable adjournment of the Closing (not to exceed thirty (30) days) for the purpose of such cure. If Seller elects to attempt to so cure but is unable to so cure any misrepresentation or breach of warranty, then Buyer, as its sole remedy for any and all such materially untrue, inaccurate or incorrect representations or warranties, shall elect either (i) to waive such misrepresentations or breaches of representations and warranties and consummate the transaction contemplated hereby without any reduction of or credit against the Purchase Price, or (ii) if Buyer first obtained knowledge of such material misrepresentation or breach of warranty after the Due Diligence Date, to terminate this Agreement in its entirety by written notice given to Seller, in which event this Agreement shall be terminated, the Earnest Money Deposit less the Independent Contract Consideration shall be returned to Buyer and, except as otherwise provided herein, neither party shall have any further rights or obligations hereunder.

No claim for a breach of any representation, warranty, indemnity, covenant or other agreement of Seller under or pursuant to this Agreement including, without limitation, any instrument delivered to Buyer under or pursuant to this Agreement shall be actionable or payable if the breach in question results from or is based on a condition, state of facts or other matter which was actually known to Buyer prior to the Closing or for which Buyer had knowledge, and Buyer nevertheless consummates the transaction contemplated by this Agreement. Buyer shall be deemed to have knowledge of such information from (a) Buyer’s Inspections, including, without limitation, any third-party reports obtained in connection with such Inspections, and (b) Submission Items actually provided by Seller to Buyer.

6.16
Changed Circumstance. In the event that any representation or warranty of Seller needs to be modified due to changes or information that come into the possession of Seller after the Effective Date which make any representation or warranty untrue in any material respect, Seller shall promptly notify Buyer thereof and deliver to Buyer a certificate (“Certificate”) executed by Seller, identifying any representation or warranty which is not, or no longer is, true and correct in all material respects and explaining the state of facts giving rise to the change (“Changed Circumstance”). In such event, Seller shall have the right (but not the obligation) to attempt to cure such misrepresentation or breach and shall, at its option, be entitled to a reasonable adjournment of the Closing (not to exceed thirty (30) days) for the purpose of such cure. If Seller elects to attempt to so cure but is unable to so cure any misrepresentation or breach of warranty, then Buyer, may, as its sole and exclusive remedy, either (a) terminate this Agreement by written notice to Seller, in which event the Agreement shall terminate, the Earnest Money Deposit less the Independent Contract Consideration and Non-Refundable EMD shall be returned to Buyer and neither party shall have any further obligations hereunder other than those obligations which expressly survive the termination of this Agreement or (b) waive any such breach and proceed with the Closing without any reduction of the Purchase Price. In the event that Buyer fails terminate this Agreement in accordance with this Section 6.16, then the representations and warranties of Seller as set forth in this Agreement shall be deemed to have been modified by all statements made in such Certificate and Buyer shall have no further right to terminate the Agreement under this Section.
SECTION 7:
BUYER’S REPRESENTATIONS, WARRANTIES, AND COVENANTS

Buyer represents, warrants and covenants to Seller, which representations and warranties shall be true and correct in all material respects on and as of the date hereof, all of which representations and warranties shall be deemed to have been remade by Buyer to Seller, and shall be true and correct in all material respects on or as of the Closing (updated to reflect the then state of facts), as follows:

7.1
Authority. Buyer is duly organized and in good standing under the laws of the State of North Carolina and has the full power and right to enter into this Agreement and to execute and deliver this Agreement and to perform all duties and obligations imposed upon it hereunder, and Buyer has obtained all necessary corporate authorizations required in connection with the execution, delivery and performance contemplated by this Agreement and has obtained the consent of all entities and parties necessary to bind Buyer to this Agreement.
7.2
No Conflicts. Neither the execution nor the delivery of this Agreement, nor the consummation of the purchase and sale contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement conflict with or will result in the breach of any of the terms, conditions, or provisions of any agreement instrument judgment, order or injunction to which Buyer is a party or by which Buyer or any of Buyer’s assets is bound, or the organizational documents of Buyer, and this Agreement, and the covenants and agreements of Buyer under this Agreement, are the valid and binding obligations of Buyer, enforceable in accordance with their terms.
7.3
Litigation. Buyer has not received written notice of any pending or, to Buyer’s actual knowledge, threatened litigation, administrative action, investigation or other governmental or quasi-governmental proceeding wherein an unfavorable ruling, decision, or finding, upon consummation of the would have a material adverse effect on its ability to purchase the Property or to carry out its obligations under this Agreement.
7.4
Intentionally Omitted.
7.5
OFAC Compliance. Buyer and, to Buyer’s actual knowledge, each person or entity owning an interest in Buyer is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury and/or on any other similar list, and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation or Executive Order of the President of the United States.
7.6
ERISA. Buyer is not, and is not acquiring the Property on behalf of or with the assets of, (i) an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and its applicable regulations as issued by the Department of Labor and the Internal

Revenue Service (collectively, “ERISA”), which is subject to Title I of ERISA, (ii) a “plan” as defined in and subject to Section 4975 of the IRC, or (iii) an entity deemed to hold “plan assets” (within the meaning of 29 C.F.R. 2510.3-101, as modified by Section 3(42) of ERISA) of either of the foregoing.
7.7
Survival. The foregoing representations, warranties, indemnities and covenants of Buyer in this Section shall survive the Closing or termination of this Agreement for the Survival Period.

For purposes of this Agreement, “Buyer’s actual knowledge”, “knowledge of Buyer” or words of similar import shall refer to the actual, present knowledge of Dustin Camloh and Wakeel Rahman (the “Buyer Representative”), and shall not be construed to impose upon the Buyer Representatives any duty to investigate the matters to which such knowledge, or the absence thereof, pertains. There shall by no personal liability on the part of the Buyer Representative arising out of any of the Buyer’s representations and warranties. Buyer represents that the Buyer Representative is the individual on behalf of Buyer with knowledge of the matters set forth herein.

SECTION 8:
OPERATIONS PENDING CLOSING

From and after the date hereof, through and including the Closing Date or earlier termination of this Agreement, Seller agrees as follows:

8.1
Management Prior to Closing. Between the Effective Date and the Date of Closing, (a) Seller shall maintain, manage and operate the Property in the customary course of business (including full performance under any Service Agreement), make all necessary repairs, committing or permitting no waste thereto, and shall comply with all Legal Requirements and Environmental Laws and otherwise in substantially the same physical condition as on the date of Seller’s execution of this Agreement, casualty and ordinary wear and tear excepted, (b) cause to be maintained property insurance covering the Improvements for their full replacement cost with commercially reasonable deductibles and commercial general liability insurance with commercially reasonable coverage amounts, and (c) Seller shall maintain all Permits, if any, in full force and effect.
8.2
Notices. Seller shall promptly furnish Buyer with copies of all written notices received by Seller of (i) any violation of any law, statute, ordinance, regulation or order of any Governmental Authority which would adversely affect the Property, (ii) any proposed change in any zoning or law affecting the use of the Property or any part thereof, (iii) any pending or threatened in writing (and unresolved) litigation which affects or relates to the Property or any part thereof and would subject Buyer to liability or which would materially and adversely affect the transaction contemplated hereby, (iv) any material damage or destruction (excluding normal wear and tear) to the Property or any part thereof, (v) any approved or pending special assessment or other similar tax by any Governmental Authority, and (vi) any pending or threatened in writing (and unresolved) condemnation or eminent domain proceeding affecting the Property or any part thereof.
8.3
Leasing. Following the Effective Date, Seller shall not lease or rent space or enter into any lease or agreements for occupancy of the Real Property or any portion thereof or otherwise create any rights of occupancy or possession in the Real Property prior to Closing or the earlier termination of this Agreement without the prior written consent of Buyer, which consent shall be in Buyer’s sole and absolute discretion.
8.4
Service Agreements. Following the Effective Date, Seller shall not enter into any new Service Agreement that will bind the Property after the Closing Date, or extend, modify or renew any existing Service Agreements in any manner that will bind the Property after the Closing Date without the prior written consent of Buyer, which consent shall be in Buyer’s sole and absolute discretion.
SECTION 9:
CLOSING

Subject to satisfaction of all conditions to Closing and unless extended pursuant to the terms of this Agreement, the Closing shall be held during regular business hours on the Closing Date.

9.1
Delivery; Possession. At Closing, Seller shall deliver its interest in the Property to Buyer and shall also deliver to Buyer the items required of Seller under Section 11 of this Agreement, and Buyer shall deliver to Seller the balance of the Purchase Price, after crediting Buyer with the Earnest Money Deposit (and making other adjustments and prorations as provided herein) and the other items required of Buyer under Section 11 this Agreement.
9.2
Closing Costs.
9.2.1
Seller’s Costs. Seller shall pay (i) all North Carolina transfer taxes, (ii) the fees and expenses of Seller’s attorneys, (iii) one-half of escrow charges or closing fees charged by the Title Company, and (iv) recording charges due on the satisfaction of any Monetary Encumbrances (subject to the terms of Section 4.2 herein).
9.2.2
Buyer’s Costs. Buyer shall pay (i) any costs incurred by Buyer in preparing and performing its Inspections, Physical Testing, or other due diligence related to the Property, (ii) the fees and expenses of Buyer’s attorneys, (iii) any costs incurred in connection with transferring Warranties to Buyer, (iv) the cost of title insurance (title search, commitment, premium, extended coverage and endorsement costs) and the Survey, (v) one-half of any escrow charges or escrow closing fees charged by the Title Company, and (vi) recording charges due in connection with the Deed and any mortgages or other financing documents.
9.2.3
Other Costs. Any other costs not specifically provided for herein shall be paid by the party who incurred those costs, or if neither party is charged with incurring any such costs, then by the party customarily assessed for such costs in the State of North Carolina.
9.3
Conditions to Closing. Notwithstanding any other conditions to Closing set forth in this Agreement, Buyer’s obligation to purchase the Property or otherwise to perform any obligation provided in this Agreement is expressly conditioned upon:
9.3.1
Seller’s due performance in all material respects of each undertaking, covenant, obligation, and agreement contained in this Agreement, including but not limited to, delivery of all Closing Documents and items and documents required under Section 11 below.
9.3.2
Each of Seller’s representations and warranties set forth in this Agreement shall be true and correct, in all material respects as of Closing, as the same may be updated by Seller in accordance with the terms and conditions set forth in Section 6, subject to (1) changes that: (y) are caused by the acts or omissions of Buyer or its agents or affiliates; or (z) are a result of the operation of the Property in the normal course of business since the Effective Date and in accordance with the terms of this Agreement and do not, individually or in the aggregate, have a material adverse effect on the value or operation of the Property; and (2) casualty or condemnation.

9.3.3
The Title Company shall be irrevocably committed to issue the Owner’s Title Policy with liability in the amount of the Purchase Price, insuring fee title of the Property vests in Buyer subject only to the Permitted Exceptions.

Upon failure of any such condition, Buyer may either (i) extend the Closing Date for a period not to exceed thirty (30) days in order for the Seller to have additional time to perform each undertaking, covenant and agreement hereunder, or (ii) terminate this Agreement. If the conditions set forth above are not satisfied by the deadline set forth therein following such extension, Buyer shall again have the right to terminate as set forth in the foregoing clause (i). In the event of termination of this Agreement pursuant to this Section 9, the Earnest Money Deposit, and any other monies theretofore paid on account, if any, shall be returned to Buyer and neither party shall have any further liability or obligation to the other hereunder, except for the liabilities and obligations which expressly survive the termination or expiration of this Agreement as set forth in this Agreement. Buyer may waive any such condition in writing. Notwithstanding anything herein to the contrary, Buyer shall have the right to pursue any of its available remedies under Section 16.1 in the event any of the above conditions is not satisfied due to a default by Seller hereunder.

SECTION 10:
PRORATIONS AND CREDITS AT CLOSING

All prorations provided to be made “as of the Closing Date” shall each be made as of 11:59 P.M. local time at the Property on the date immediately preceding the Closing Date. In each proration set forth below, the portion thereof allocable to periods beginning with the Closing Date shall be credited to Buyer, or charged to Buyer, as applicable, at Closing or, in the case of allocations made after Closing, upon receipt of such payments or invoice as of the Closing Date. Seller shall provide draft prorations for Buyer’s review at least three (3) business days prior to the Closing Date. The following items shall, as applicable, be prorated between Buyer and Seller or credited to Buyer or Seller:

10.1
Property Taxes and Assessments.
10.1.1
Prorations. All assessments (other than special assessments), water and sewer fees, charges or rentals and ad valorem or general property taxes with respect to the Real Property shall be prorated and apportioned on a per diem basis as of the Closing Date based on the latest available tax information. Property taxes shall be prorated on a calendar year basis. Seller shall deliver to Buyer copies of all ad valorem real property and personal property taxes for the Property for calendar year 2025 within thirty (30) days after Seller’s receipt of same.
10.1.2
Special Assessments. Certified, confirmed and ratified special assessment liens as of Date of Closing (and not as of the Effective Date) shall be paid by Seller or Buyer shall receive a credit therefor at Closing.
10.2
Utility Expenses and Payments. All utility charges for the Property (including, without limitation, telephone, water, storm and sanitary sewer, electricity, gas, garbage and waste removal) shall be prorated as of the Closing Date, transfer fees required with respect to any such utility shall be paid by or charged to Buyer, and Seller shall be credited with any deposits transferred to the account of Buyer; provided, however, that, at Buyer’s election, any one or more of such utility accounts shall be closed as of the Closing Date, in which event Seller shall be liable and responsible for all charges for service through the Closing Date and shall be entitled to all deposits theretofore made by Seller with respect to such utility, and Buyer shall be responsible for reopening and reinstituting such service in Buyer’s name, and shall be responsible for any fees, charges and deposits required in connection with such new account. Final readings and final billings for utilities will be made if possible as of the Closing Date, in which event no proration shall be made at the Closing with respect to utility bills. Otherwise, a proration shall be made based upon the parties’ reasonable good faith estimate and a re-adjustment made within sixty (60) days after Closing.
10.3
Service Agreement Payments. All payments due or made under any Assumed Service Agreements shall be prorated on a per diem basis as of the Closing Date.
10.4
Intentionally Omitted.
10.5
Other Matters. Seller and Buyer shall make such other adjustments and apportionments as are expressly set forth in this Agreement.
10.6
Survival. The provisions of this Section 10 shall survive the Closing for a period of ninety (90) days; provided, however, the reconciliation of ad valorem real property or personal property taxes shall survive until March 1, 2026. In the event final figures have not been reached on any of the adjustments, prorations or costs, as a result of unavailability of information or otherwise, which are to be adjusted at or prior to Closing pursuant to this Section 10, the parties shall close using adjustments and prorations reasonably estimated by Seller and Buyer, subject to later readjustment when such final figures have been obtained. If more current information is not available, estimates shall be based upon the prior operating history of the Property, as shown on the most recent bills or payments available. The parties hereto agree that they shall seek to determine the amounts of all prorations and adjustments required hereunder on or before the Closing Date, if possible, and to the extent not then obtainable, as soon as practicable thereafter. Seller and Buyer hereby covenant and agree to make available to each other for review such records as are necessary to complete such re-prorations or adjustments hereunder. If any errors or omissions are made at Closing regarding adjustments or prorations, the parties shall make the appropriate corrections promptly after the discovery thereof.
SECTION 11:
CONVEYANCES AND DELIVERIES
11.1
At the Closing, Seller shall deliver the following documents to the Escrow Agent in the forms attached hereto properly executed and acknowledged:
11.1.1
Deed. A special warranty deed(s) (the “Deed”) to the Property in recordable form, duly executed by Seller and acknowledged and in substantially the same form as set forth in Exhibit E attached hereto, conveying to Buyer title to the Real Property, subject to the Permitted Exceptions, provided, should the legal description of the Property drawn from the Survey differ from the description set forth in Exhibit A attached hereto, Seller shall, in addition to the Deed, deliver to Buyer at Closing a North Carolina form of non-warranty deed using the description from the Survey;
11.1.2
Bill of Sale. A bill of sale and general assignment (the “Bill of Sale”) duly executed by Seller, in substantially the same form as set forth in Exhibit F attached hereto, conveying the Personal Property, Assumed Service Agreements and Intangible Property to Buyer, without recourse to Seller;
11.1.3
Intentionally Omitted.
11.1.4
Section 1445 Certificate. A certificate stating that Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code and the regulations thereunder;

11.1.5
1099. An IRS Form 1099 with respect to this transaction and such other documents or instruments as may be required by the Internal Revenue Code (or regulations promulgated pursuant thereto) to consummate the transaction contemplated by this Agreement;
11.1.6
Termination of Service Agreements. Seller shall, at Closing, deliver to Buyer evidence of the termination of the Nonassumed Service Agreements, if any;
11.1.7
Physical Possession. Keys, building and operational manuals and security codes to the Real Property;
11.1.8
Files, Etc. The original Warranties, Permits, Plans and Specifications, and those Service Agreements that Buyer has elected in writing to assume, to the extent same are in Seller’s possession or control;
11.1.9
Owner’s Title Affidavit; Authority Documents. An owner’s title affidavit in form acceptable to the Title Company and sufficient to delete all standard/pre-printed exceptions to title, including, but not limited to, mechanics’ and materialmens’ liens and parties in possession and gap indemnity; evidence of good standing and required limited liability company authority and the capacity of the signatory for Seller;
11.1.10
Closing Statement. A closing statement to be prepared by Escrow Agent, evidencing the transaction contemplated by this Agreement (the “Closing Statement”) duly executed by Seller;
11.1.11
Bring Down Certificate. A written certificate stating that all representations and warranties contained in Section 6 remain, as of the Closing Date, true, correct, and complete in all material respects as when first made hereunder or as otherwise modified under the terms of this Agreement; and
11.1.12
Other Documents. Such other documents expressly required to be delivered or furnished pursuant to any other provisions of this Agreement or as are reasonably and customarily required by the Escrow Agent or otherwise required to close the escrow and carry out the purpose and intent of this Agreement, all in a form reasonably acceptable to Buyer and Seller.
11.2
At the Closing, Buyer shall deliver the following documents to the Escrow Agent in the forms attached hereto properly executed and acknowledged:
11.2.1
Purchase Price. The Purchase Price, after crediting the Earnest Money Deposit, and as adjusted in accordance with the terms hereof shall be in deposit with the Escrow Agent in good funds by 2:00 pm local time at the Property;
11.2.2
Authority. Evidence in form and substance reasonably satisfactory to Escrow Agent that Buyer has the power and authority to execute and enter into this Agreement and to consummate the purchase and sale of the Property, and that any and all actions required to authorize and approve the execution of and entry into this Agreement by Buyer, the performance by Buyer of all of Buyer’s duties and obligations under this Agreement, and the execution and delivery by Buyer of all documents and other items to be executed and delivered to Seller at Closing, have been accomplished;
11.2.3
Bill of Sale. A Bill of Sale duly executed by Buyer;

11.2.4
Closing Statement. A Closing Statement duly executed by Buyer; and
11.2.5
Other Documents. Such other documents expressly required to be delivered or furnished pursuant to any other provisions of this Agreement or as are reasonably and customarily required by the Escrow Agent or otherwise required to close the escrow and carry out the purpose and intent of this Agreement, all in form reasonably acceptable to Buyer and Seller.

SECTION 12:
NOTICES

All notices, consents, approvals and other communications which may be or are required to be given by either Seller or Buyer under this Agreement shall be properly given only if made in writing (except as expressly provided to the contrary in this Agreement) and sent by (i) hand delivery, (ii) electronic mail, or (iii) a nationally recognized overnight delivery service (such as Federal Express, UPS Next Day Air), with all delivery charges paid by the sender and addressed to the Buyer or Seller, as applicable, as follows, or at such other address as each may request in writing. Such notices shall be deemed received, (x) if delivered by overnight delivery service, one Business Day after delivery to such overnight delivery service, (y) if delivered by hand, the day of such delivery, or (z) if sent by electronic mail, on the date of transmission. Notices to be sent on behalf of Buyer or Seller may be sent by their respective counsel. The refusal to accept delivery shall constitute acceptance and, in such event, the date of delivery shall be the date on which delivery was refused. Said addresses for notices are to be as follows:

If to Buyer: Northpoint Development, LLC

3315 N. Oak Trafficway

Kansas City, MO 64116

Attention: Dustin Camloh & Wakeel Rahman

Email: dcamloh@northpointkc.com

wrahman@northpointkc.com

with a copy to: Polsinelli PC

900 West 48th Place, Suite 900

Kansas City, MO 64112

Attention: Mike Fisher

Email: mfisher@polsinelli.com

If to Seller: ProKidney Acquisition Company, LLC
2000 Frontis Plaza Boulevard, Suite 250

Winston-Salem, NC 27103

Attn: Todd Girolamo

Telephone: 914-439-4082

Email: Todd.Girolamo@prokidney.com

with a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky, and Popeo, P.C.

One Financial Center

Boston, Massachusetts 02111

Attention: Ashley Mahoney, Esq.

Tel: (617) 348-1669

Email: ABMahoney@mintz.com

Attention: Samantha M. Spellman, Esq.

Tel: (617) 348-1713

Email: SMSpellman@mintz.com

SECTION 13:
CASUALTY AND CONDEMNATION
13.1
Casualty. Prior to the Closing Date, and notwithstanding the pendency of this Agreement, the entire risk of loss or damage by fire or other casualty shall be borne and assumed by Seller, except as otherwise provided in this Section 13.1. Until the Closing has occurred, Seller shall keep all presently existing insurance policies in effect. If, prior to the Closing Date, any part of the Real Property, Improvements or Personal Property is damaged or destroyed by fire or other casualty, Seller shall promptly notify Buyer of such fact. If such damage or destruction is material (as defined below), Buyer shall have the option to terminate this Agreement upon written notice to Seller given not later than thirty (30) days after receipt of Seller’s notice whereupon the Earnest Money Deposit less the Independent Contract Consideration and Non-Refundable EMD shall be refunded to Buyer and this Agreement shall terminate and thereafter neither party shall have any rights, obligations or liabilities hereunder, except for those rights and obligations which expressly survive the termination of this Agreement. For purposes hereof “material” shall be deemed to be any uninsured damage or destruction to the Real Property, Improvements or Personal Property (except that a casualty shall not be deemed uninsured solely because all, or a portion of, the cost of the casualty is subject to a deductible) or any insured damage or destruction where the cost of repair or replacement is estimated, in Seller’s good faith judgment, to be more than five percent (5%) of the Purchase Price. If Buyer does not exercise this option to terminate this Agreement within such thirty (30) day period, or if the casualty is not material, neither party shall have the right to terminate this Agreement, and the parties shall proceed to the Closing pursuant to the terms hereof without modification of the terms of this Agreement and without any reduction in the Purchase Price but, Seller, at Closing, shall assign to Buyer (and obtain the consent of the insurance carrier to such assignment), and Buyer shall be entitled to receive and keep, all insurance proceeds payable with respect to such casualty (which shall then be repaired or not at Buyer’s option and cost), plus Seller shall pay over to Buyer the sum of (x) all casualty insurance proceeds previously paid to Seller with respect to such casualty (other than amounts expended by Seller for emergency repairs or for repairs which are approved in writing by Buyer) and (y) an amount equal to the deductible amount with respect to the insurance (provided that if the balance of the casualty loss is less than the deductible, then only the amount of the loss shall be paid to Buyer). In such event, Seller shall not be obligated to repair or restore the Real Property or Improvements. If Buyer does not elect to terminate this Agreement by reason of any casualty, Buyer shall have the right to participate in any adjustment of the insurance claim and, in such event, Buyer and Seller shall cooperate each with the other in good faith.
13.2
Condemnation. At Closing, Seller shall assign to Buyer all of Seller’s right, title and interest in and to all awards paid or payable by or on behalf of any condemning authority by reason of any exercise of the power of eminent domain with respect thereto or for the taking of the Real Property, Improvements, or any part thereof occurring following the Effective Date. If after the expiration of the Due Diligence Period and prior to the Closing Date, all or any portion of the Real Property is taken, or if access thereto or parking is reduced or restricted, by eminent domain proceedings (or if such taking, reduction or restriction is pending, threatened or contemplated) (hereinafter a “Condemnation Proceeding”), Seller shall promptly notify Buyer of such fact. In the event that such notice relates to the taking of a material (as defined below) portion of the Real Property or Improvements, Buyer shall have the option, in its sole and absolute discretion, to terminate this Agreement upon written notice to Seller given not later than thirty (30) days after receipt of Seller’s notice; whereupon the Earnest Money Deposit less the Independent Contract Consideration and Non-Refundable EMD shall be refunded to Buyer and thereafter neither party shall have any rights, obligations or liabilities hereunder, except for those rights and obligations which expressly survive the termination of this Agreement. For the purposes of this Section, and without limiting the generality of the foregoing, a taking shall be deemed material if it (i) eliminates access to the Real Property, or (ii) reduces the value of the remaining Property, in Seller’s good faith judgment, by more than five percent (5%) of the Purchase Price, or (iii) reduces the parking available to the Improvements to an extent that requires a variance from any parking ratio requirements pursuant to Legal Requirements, or (iv) causes the Real Property or Improvements to be non-conforming pursuant to Legal Requirements. If Buyer does not elect to terminate this Agreement as herein provided, the parties shall proceed to the Closing pursuant to the terms hereof without modification of the terms of this Agreement and without any reduction in the Purchase Price but Seller shall pay to Buyer any award received by Seller prior to Closing and Buyer shall have the right to participate with Seller in any Condemnation Proceeding affecting the Real Property or Improvements, and Buyer and Seller shall cooperate with each other in good faith.
SECTION 14:
BROKERS

Seller and Buyer acknowledge that they have not dealt with any broker, finder or agent in connection with this transaction other than CBRE (“Broker”), representing Seller and Buyer. Seller shall pay a commission to the Broker pursuant to a separate agreement between Seller and Broker. Buyer represents and warrants to Seller that other than Broker, Buyer has not worked with any other broker in connection with this Agreement or the acquisition of the Property. Seller and Buyer shall indemnify and hold harmless the other against any and all claims, demands, causes of action, losses, costs and expenses (including legal fees and expenses) resulting from a breach of said representation of the indemnifying party. The representations, warranties, undertakings and indemnities of this Section 14 shall survive the Closing hereunder and any termination of this Agreement.

SECTION 15:
ASSIGNMENT

Neither party shall assign its rights under this Agreement without the other party’s prior written consent. Notwithstanding the foregoing, upon written notice to Seller, Buyer may, without Seller’s consent, assign this Agreement to any entity in which Buyer serves as manager or any entity which directly or indirectly controls, is controlled by, or is under common control with Buyer. Notwithstanding any assignment by Buyer pursuant to this Section 15 whether permitted or consented to by Seller, Buyer shall remain liable for all of the obligations of Buyer contained in this Agreement until the Closing Date. In accordance with the terms of this Section 15, Buyer shall send written notice to Seller of its designated assignee or nominee, if any, no later than three (3) Business Days prior to Closing, together with an assignment and assumption of this Agreement in form and substance reasonably satisfactory to Seller executed by Buyer and its designated assignee or nominee.

SECTION 16:
DEFAULT/REMEDIES
16.1
Seller’s Default/Buyer’s Remedies. If Seller fails to sell the Property to Buyer in accordance with this Agreement, or breaches any of its covenants, representations or warranties contained in this Agreement in any material respect, and any such breach or failure continues and is not cured within five (5) Business Days after Seller’s receipt of written notice of such failure or breach (other than the failure to convey the Property at Closing as required by this Agreement for which Seller shall be afforded only one (1) Business Day to cure such failure or breach), Buyer shall be entitled to either (1) terminate this Agreement and receive a refund of the Earnest Money Deposit (including, for the avoidance of doubt, the Non-Refundable EMD) and the Out of Pocket Expenses actually incurred by Buyer in connection with the investigation of the Property, including consultant and attorney’s fees, up to but not exceeding Seventy Five Thousand and No/100 Dollars ($75,000.00), (2) pursue an action for specific performance; provided, however that such action shall be commenced by Buyer within sixty (60) days of the default or Buyer shall be deemed to have irrevocably waived such right to pursue specific performance; provided, if Buyer is unsuccessful in enforcing specific performance pursuant to this clause (2), Buyer shall have the right to exercise its remedies under the foregoing clause (1), or (3) waive the default or breach and proceed to Closing in accordance with the provision of this Agreement without modification of the terms of this Agreement and without any reduction in the Purchase Price. Notwithstanding the foregoing, Buyer shall have available to it all rights and remedies at law and in equity in the event (i) Buyer’s remedy set forth in clause (2) above is unavailable due to Seller transferring the Property to a third party, and (ii) of fraud committed by Seller.
16.2
Buyer’s Default/Seller’s Remedies. If Buyer fails to buy the Property from Seller in accordance with this Agreement, or breaches any of its covenants, representations or warranties contained in this Agreement in any material respect, and any such breach or failure continues and is not cured within five (5) Business Days after Seller’s receipt of written notice of such failure or breach (other than the failure to purchase the Property at Closing as required by this Agreement for which Buyer shall be afforded only one (1) Business Day to cure such failure or breach), then Seller, as its sole and exclusive remedy at law or in equity, shall be entitled (any time thereafter and prior to any subsequent occurrence of Closing) to terminate this Agreement by written notice to Buyer and receive the Earnest Money Deposit from Escrow Agent as liquidated damages. SELLER AND BUYER ACKNOWLEDGE AND AGREE THAT IT WOULD BE EXTREMELY DIFFICULT AND IMPRACTICAL TO DETERMINE THE AMOUNT AND EXTENT OF DETRIMENT TO SELLER. BUYER AND SELLER THEREFORE AGREE THAT, IF BUYER DEFAULTS HEREUNDER AND FAILS TO CURE SUCH DEFAULT IN ACCORDANCE WITH THE EXPRESS TERMS OF THIS SECTION 16.2, BUYER’S EARNEST MONEY IS A REASONABLE ESTIMATE OF SELLER’S DAMAGES AND THAT SELLER SHALL BE ENTITLED TO SAID SUM AS LIQUIDATED DAMAGES, WHICH SHALL BE SELLER’S SOLE AND EXCLUSIVE REMEDY, EITHER AT LAW OR IN EQUITY, AS A RESULT OF SUCH DEFAULT. IN SUCH EVENT, THE ESCROW AGENT SHALL UPON WRITTEN DEMAND BY SELLER WITHOUT JOINDER OF BUYER, IMMEDIATELY DELIVER THE DEPOSIT TO SELLER. Notwithstanding the foregoing, this Section 16.2 shall not limit Buyer’s obligations or Seller’s rights and remedies under Sections 5.2 and 14 hereto.
SECTION 17:
GENERAL PROVISIONS
17.1
Agreement Binding. This Agreement shall be binding upon each party hereto and such party’s heirs, legal representatives, successors and assigns and shall inure to the benefit of each party hereto and such party’s heirs, legal representatives, successors and assigns.
17.2
Entire Agreement. This Agreement, and all the Exhibits referenced herein and annexed hereto, contain the final, complete and entire agreement of the parties hereto with respect to the matters contained herein, and no prior agreement or understanding pertaining to any of the matters connected with this transaction shall be effective for any purpose. Except as may be otherwise provided herein, the agreements embodied herein may not be amended except by an agreement in writing signed by the parties hereto.
17.3
Governing Law. This Agreement shall be governed by and construed under the laws of the State of North Carolina.
17.4
Further Assurances. Seller and Buyer each agree to execute and deliver to the other such further documents or instruments as may be reasonable and necessary in furtherance of the performance of the terms, covenants and conditions of this Agreement. This covenant shall survive the Closing for a period of thirty (30) days.
17.5
Interpretation. The titles, captions and paragraph headings are inserted for convenience only and are in no way intended to interpret, define, limit or expand the scope or content of this Agreement or any provision hereof. If any party to this Agreement is made up of more than one person, then all such persons shall be included jointly and severally, even though the defined term for such party is used in the singular in this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted. If any words or phrases in this Agreement shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Agreement shall be construed as if the words or phrases so stricken out or otherwise eliminated were never included in this Agreement and no implication or inference shall be drawn from the fact that said words or phrases were so stricken out or otherwise eliminated.
17.6
Counterparts. This Agreement may be executed in separate counterparts. It shall be fully executed when each party whose signature is required has signed at least one (1) counterpart even though no one (1) counterpart contains the signatures of all of the parties to this Agreement. Furthermore, the parties agree that (i) this Agreement may be transmitted between them by electronic mail and (ii) electronic signatures and copies (including electronic copies) of manual signatures shall have the effect of original signatures relative to this Agreement. Copies of this Agreement (including copies stored electronically) shall be deemed originals for all purposes.
17.7
Non-waiver. No delay or omission in the exercise of any right or remedy accruing to Seller or Buyer upon any breach under this Agreement shall impair such right or remedy or be construed as a waiver of any such breach theretofore or thereafter occurring. The waiver by Seller or Buyer of any breach of any term, covenant or condition herein stated shall not be deemed to be a waiver of any other breach, or of a subsequent breach of the same or any other term, covenant or condition herein contained.
17.8
Severability. This Agreement is intended to be performed in accordance with and only to the extent permitted by applicable law. If any provisions of this Agreement or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, but the extent of the invalidity or unenforceability does not destroy the basis of the bargain between the parties as contained herein, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.
17.9
Exhibits and Schedules. The Exhibits and Schedules referred in and attached to this Agreement are incorporated herein in full by this reference.
17.10
Attorneys’ Fees and Costs. In the event suit or action is instituted to interpret or enforce the terms of this Agreement, or in connection with any arbitration or mediation of any dispute, the prevailing party, as determined by a court of competent jurisdiction, the arbitrator or mediator, as applicable, shall be entitled to recover from the other party such sum as the court, arbitrator or mediator may adjudge reasonable as such party’s costs and attorney’s fees, including such costs and fees as are incurred in any trial, on any appeal, and in any petition for review.
17.11
Time of the Essence. Time shall be of the essence in enforcing this Agreement. Anywhere a day certain is stated for payment or for performance of any obligation, the day certain so stated enters into and becomes a part of the consideration for this Agreement. If any date set forth in this Agreement shall fall on, or any time period set forth in this Agreement shall expire on, a day which is a Saturday, Sunday, federal or state holiday, or other non-Business Day in the state where the Property is located, such date shall automatically be extended to, and the expiration of such time period shall automatically be extended to, the next day which is not a Saturday, Sunday, federal or state holiday or other non-Business Day. The final day of any time period under this Agreement or any deadline under this Agreement shall be the specified day or date and shall include the period of time through and including such specified day or date.
17.12
1031 Exchange. Upon request of a party hereto (the “Requesting Party”), the other party (the “Cooperating Party”) shall cooperate in effecting one or more tax-deferred like kind exchanges under Section 1031 of the Code in connection with the transaction contemplated by this Agreement, including the execution of escrow instructions and other documents as are necessary therefor (subject to the reasonable approval of their respective legal counsel); provided that, the exchange does not extend the Closing Date and the Requesting Party will pay any and all additional fees, costs or expenses connected with such exchange. Requesting Party may assign its rights in, and delegate its duties under, this Agreement (in part or in whole), as well as transfer its interest in the Property, to an exchange intermediary, and Requesting Party may add such intermediary as an additional party to the escrow; provided that, Requesting Party shall remain primarily liable under this Agreement, such assignment, delegation or transfer shall not delay Closing, and Cooperating Party incurs no additional expense as a result thereof. Without limiting the foregoing, Cooperating Party shall not by this Agreement or acquiescence to any exchange requested by Requesting Party have its rights under this Agreement modified or diminished in any manner or be responsible for compliance with or be deemed to have warranted to Requesting Party that any such exchange in fact complies with Section 1031 of the Code. Cooperating Party shall have the right to review and approve any documents to be executed by Cooperating Party in connection with any such exchange requested by Requesting Party; provided, however, such approval shall not be unreasonably withheld, conditioned or delayed. Cooperating Party shall have no obligation to execute any documents or to undertake any action by which Cooperating Party would or might incur any liability or obligation not otherwise provided for in the other provisions of this Agreement or to take title to any additional property. Neither the conveyance of title to the Property to Requesting Party’s designated intermediary, or qualified exchange accommodation title holder (if applicable), nor any exchange shall amend or modify the representations, warranties and covenants of Requesting Party to Cooperating Party under this Agreement or the survival thereof pursuant to this Agreement in any respect, nor shall any such conveyance or exchange result in a release of Requesting Party with respect to such representations, warranties and/or covenants. Requesting Party hereby agrees to indemnify, defend and hold Cooperating Party harmless from and against any and all losses, damages, injuries, liabilities, claims, costs or expenses (including, but not limited to, reasonable attorneys’ fees) arising from any such exchange requested by Requesting Party (other than what would have been applicable under this Agreement without such exchange), which indemnification agreement shall expressly survive the Closing and not be merged therein. Requesting Party will be relying solely upon the advice and counsel of professionals of the Requesting Party’s choice in structuring, executing and consummating any such exchange.
17.13
Confidentiality. Both Seller and Buyer agree to maintain confidentiality regarding, and shall not disclose without the prior written consent of the other party, (a) the terms and conditions of this Agreement and any negotiations thereof, (b) in the case of the Buyer, information learned relating to the condition of the Property, and (c) the identity or any financial information of the other party; provided, however, nothing in this Section 17.13 shall prevent Buyer or Seller from disclosing such matters to (i) its officers, employees, investment managers, investors, consultants, accountants, attorneys, lenders and advisors who are bound by obligations of confidentiality to the disclosing party, (ii) in the case of Seller, to governmental entities for incentive or approval purposes, or (iii) as required by law. Further, each of Seller and Buyer is expressly permitted, following the Closing, to issue press releases or announcements relating to such party’s acquisition or disposition of the Property, so long as such press releases/announcements do not contain the identity or any financial information of the other party. The terms and conditions of this Section 17.13 shall survive the expiration or termination of this Agreement.

[signature pages to follow]

IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be executed, as of the day and year first above written.

BUYER:

NORTHPOINT DEVELOPMENT, LLC,

a Delaware limited liability company

By:	/s/ Nathaniel Hagedorn
Name:	Nathaniel Hagedorn
Title:	Manager

SELLER:

PROKIDNEY ACQUISITION COMPANY,

a Delaware limited liability company

By:	/s/ Bruce Culleton
Name:	Bruce Culleton
Title:	Chief Executive Officer

EXHIBITS

Exhibit A - Legal Description

Exhibit B List of Service Agreements

Exhibit C - Intentionally Omitted

Exhibit D - Escrow Agreement

Exhibit E - Form of Deed

Exhibit F - Form of Bill of Sale

Schedule 1 - Warranties

EXHIBIT A

LAND

BEING ALL OF LOT 2B as shown on that certain plat entitled “FINAL PLAT OF LOTS 2A & 2B FOR GREENLEA 68 SITE” recorded in Plat Book 208, Page 70 of the Guilford County Registry.

Tax Parcel Number: 7816-38-3347

Address for Informational Purposes Only: 7901 Indlea Point, Colfax, North Carolina

EXHIBIT B

LIST OF SERVICE AGREEMENTS

•
Commercial Lawn and Landscape Maintenance Agreement with GLS Landscaping and Maintenance dated July 24, 2023; unwritten agreement with GLS Landscaping and Maintenance to continue services month-to-month.

•
Unwritten agreement with Patriot Systems LLC for month-to-month fire system monitoring.

•
Unwritten agreement with Johnson Controls Fire Protection to perform annual sprinkler and backflow inspections. No current agreement.

•
Unwritten agreement with Systems Contractors for preventative maintenance of the AHU and Exhaust Fans at the Property. No current agreement.

•
Stormwater Device Maintenance Service Agreement with Foster Lake & Pond Management dated October 1, 2025.

EXHIBIT C

Intentionally omitted.

EXHIBIT D

ESCROW AGREEMENT

THIS EARNEST MONEY ESCROW AGREEMENT, dated and effective as of this ______ day of October, 2025 (hereinafter referred to as this “Agreement”), made and entered into by and between NORTHPOINT DEVELOPMENT, LLC, a Delaware limited liability company (hereinafter referred to as “Buyer”), and PROKIDNEY ACQUISITION COMPANY, LLC, a Delaware limited liability company (hereinafter referred to as “Seller”), and CHICAGO TITLE INSURANCE COMPANY (hereinafter referred to as “Escrow Agent”);

W I T N E S S E T H :

WHEREAS, Seller and Buyer have entered into and executed that certain Purchase and Sale Agreement dated October __, 2025 (hereinafter referred to as the “Contract”), under which certain sums (the same being more particularly described in the Contract and being therein and herein referred to as the “Earnest Money Deposit”)) are to be held by Escrow Agent; and

WHEREAS, Buyer, Seller and Escrow Agent desire to evidence their agreement with respect to the delivery, holding and disbursement of the Earnest Money Deposit, with all defined terms having the meaning as set forth in the Contract.

NOW, THEREFORE, in consideration of the sum of TEN AND NO/100 DOLLARS ($10.00) in hand paid to each of the parties hereto, and other good and valuable considerations, the receipt and sufficiency whereof are hereby acknowledged, the parties hereto covenant and agree as follows:

1.
The parties hereto hereby agree that Escrow Agent shall hold the Earnest Money Deposit as contemplated by the Contract. Escrow Agent hereby acknowledges receipt of a copy of the Contract, together with Buyer’s wire transfer of the Earnest Money Deposit.
2.
Escrow Agent agrees to invest the Earnest Money Deposit in a money market account at a federally insured banking institution. The tax identification number of Buyer shall be used in connection with such investment. Any return earned by such investment shall be added to and become a part of the Earnest Money Deposit.
3.
The parties hereto acknowledge that under the terms of the Contract, Buyer has the right to terminate the Contract by written notice to Seller, delivered to Seller at any time on or before the end of the Due Diligence Period described in the Contract. If Buyer gives written notice to Escrow Agent and Seller that the Contract has been terminated in accordance with the terms of the Contract, then Escrow Agent shall be and is hereby authorized and directed to disburse the Earnest Money Deposit less the Non-Refundable EMD, in accordance with the provisions of the Contract relating to such termination, without the need for any consent or joinder or other instructions from Seller and notwithstanding any objection by Seller.
4.
Subject to the authorized disbursement of the Earnest Money Deposit in accordance with the immediately preceding paragraph, Buyer and Seller agree that Escrow Agent shall not be obligated to disburse the Earnest Money Deposit except in accordance with a written notice executed by a party in accordance with the terms of the Contract. Without limiting the generality of the foregoing, should either Buyer or Seller default under the Contract and should either Buyer or Seller notify Escrow Agent that, by reason of such default, it is entitled to receive the Earnest Money Deposit, then Escrow Agent shall not be obligated to disburse the Earnest Money Deposit to the party claiming the same without the prior written consent of the other party to the Contract.
5.
Notices to Seller or Buyer hereunder shall be delivered in accordance with Section 12 of the Contract, and notices to Escrow Agent hereunder shall be delivered to Escrow Agent in any manner provided in Section 12 of the Contract at Chicago Title Insurance Company, 100 NE Tudor Road, Ste. 104, Lee’s Summit, MO 64086, attn: Randi Canon.
6.
The parties hereby covenant and agree that in performing any of its duties under this Agreement, Escrow Agent shall not be liable for any loss, costs, or damages which it may incur as a result of serving as Escrow Agent hereunder, except for any loss, costs, or damages arising out of its willful default or gross negligence. Accordingly, Escrow Agent shall not incur any liability with respect to (a) any action taken or omitted to be taken in good faith upon advice of its counsel given with respect to any questions relating to the duties and responsibilities of Escrow Agent under the Contract or this Agreement, or (b) any action taken or omitted to be taken in reliance upon any document, including any written notice or instruction provided for in the Contract or in this Agreement, not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons, and to conform with the provisions of the Contract and this Agreement. Buyer and Seller hereby agree to indemnify and hold harmless Escrow Agent from and against any and all losses, claims, damages, liabilities and expenses, including without limitation, reasonable costs of investigation and attorney’s fees and disbursements, which may be imposed upon or incurred by Escrow Agent in connection with the performance of its obligations under the Contract and this Agreement, except for any loss, costs, or damages arising out of its willful default or gross negligence.
7.
In the event of any dispute between any of the parties hereto sufficient in the sole discretion of Escrow Agent to justify its doing so, Escrow Agent shall be entitled to tender into the registry or custody of any court of competent jurisdiction all money or property in its hands held under the terms of the Contract or this Agreement, together with such legal pleadings as it deems appropriate, and thereupon Escrow Agent shall be discharged from any further obligation under the Contract or this Agreement.
8.
No party hereto may assign its rights or obligations under this Agreement, either voluntarily or by operation of law, without prior written consent of all other parties hereto. Subject to said limitation on assignment, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, legal representatives, successors, successors-in-title, and assigns. Time is of the essence of this Agreement.

[signatures commence on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal, as of the date first above written.

BUYER:

NORTHPOINT DEVELOPMENT, LLC,

a Delaware limited liability company

By:
Name: Nathaniel Hagedorn
Title: Manager

SELLER:

PROKIDNEY ACQUISITION COMPANY, LLC, a Delaware limited liability company

By:

Name: Bruce Culleton
Title: Chief Executive Officer

ESCROW AGENT:

CHICAGO TITLE INSURANCE COMPANY

By:
Name:
Title: Authorized Signatory

EXHIBIT E

FORM OF DEED

Excise Tax: $

Parcel Identifier No.:

Mail after recording to: Grantee

This instrument was prepared by:

Brief description for the Index:

NORTH CAROLINA SPECIAL WARRANTY DEED

THIS DEED made this ____ day of __________________, 2025, by and between:

GRANTOR:	GRANTEE:
Address: ___________________________________ ___________________________________	Address:

Enter in appropriate block for each party: name, address, and, if appropriate, character of entity, e.g. corporation or partnership.

The designation Grantor and Grantee as used herein shall include said parties, their heirs, successors and assigns, and shall include singular, plural, masculine, feminine or neuter as required by context.

WITNESSETH, that Grantor, for a valuable consideration paid by Grantee, the receipt of which is hereby acknowledged, has and by these presents does grant, bargain, sell and convey unto the Grantee in fee simple, all that certain lot or parcel of land situated in Guilford County, North Carolina and more particularly described on Exhibit A attached hereto and incorporated herein by reference, together with any improvements located thereon (the “Property”).

The Property hereinabove described is a portion of that property acquired by Grantor by instrument recorded in Book 8745, Page 2829 of the Guilford County, North Carolina Register of Deeds Office (the “Registry”).

No portion of the Property herein conveyed includes the primary residence of Grantor.

TO HAVE AND TO HOLD the aforesaid Property and all privileges and appurtenances thereto belonging to the Grantee in fee simple.

And the Grantor covenants with the Grantee, that Grantor has done nothing to impair such title as Grantor received, and Grantor will warrant and defend the title against the lawful claims of all persons claiming by, under or through Grantor, except for the exceptions set forth on Exhibit B attached hereto and incorporated herein by this reference (the “Permitted Exceptions”), and the conveyance of the Property by Grantor is accepted by Grantee subject to the Permitted Exceptions.

[Signature page follows]

IN WITNESS WHEREOF, the Grantor has duly executed the foregoing instrument as of the date first above written.

GRANTOR: PROKIDNEY ACQUISITION COMPANY, LLC, a Delaware limited liability company

By:___________________________________

Name: ________________________________

Title:__________________________________

STATE OF ______________________

COUNTY OF ____________________

I certify that the following persons personally appeared before me this day, acknowledging to me that they voluntarily signed the foregoing document for the purpose stated therein and in the capacity indicated: ________________________________________.

Date: ___________________ ____, 202__.

Official Signature of Notary

Notary’s printed or typed name, Notary Public

(Official Seal) My commission expires: ___________________

EXHIBIT A

(to Special Warranty Deed)

Legal Description

EXHIBIT B

(to Special Warranty Deed)

Permitted Exceptions

1.
Taxes or assessments for the year 2025, and subsequent years, not yet due and payable.

2.
Any matters that would be shown on a current and accurate survey of the Property.

3.
Zoning ordinances, building codes and other applicable laws, ordinances and governmental regulations affecting the Property.

[Insert other specific exceptions from Buyer’s final proforma here].

EXHIBIT F

FORM OF BILL OF SALE AND GENERAL ASSIGNMENT

This Bill of Sale and General Assignment (this “Bill of Sale”), is made as of the ____ day of ________________, 2025, by PROKIDNEY ACQUISITION COMPANY, LLC, a Delaware limited liability company (“Seller”), to _____________________, a _____________________ (“Buyer”).

W I T N E S S E T H:

A. Seller and Buyer entered into that certain Purchase and Sale Agreement dated October ___, 2025 (as may be amended through the date hereof, the “Contract”) for the purchase and sale of certain property located at 7901 Indlea Point, Colfax, NC (the “Property”) as more fully described in the Contract. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Contract.

B. In connection with such sale of the Property, Seller and Buyer wish to enter into this Bill of Sale to evidence the terms of the transfer by Seller to Buyer of all right, title and interest of Seller in and to the following affecting the Property: (i) the Personal Property, (ii) the Service Agreements listed on Exhibit A attached hereto, and (iii) the Intangible Property.

NOW, THEREFORE, for and in consideration of the foregoing recitals, which are incorporated herein, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, Seller and Buyer hereby agree as follows:

1.
Transfer and Assignment. For good and valuable consideration, Seller hereby assigns, transfers, sets over and conveys to Buyer from and after the date hereof and Buyer hereby accepts from and after the date hereof Seller’s right, title and interest in and to the Personal Property, the Service Agreements and the Intangible Property.
2.
Personal Property. ALL WARRANTIES OF QUALITY OF FITNESS FOR A PARTICULAR PURPOSE AND MERCHANTABILITY WITH RESPECT TO THE PERSONAL PROPERTY ARE EXPRESSLY EXCLUDED. EXCEPT AS SET FORTH IN THE CONTRACT, THE PERSONAL PROPERTY SOLD HEREUNDER IS SOLD IN “AS IS” CONDITION WITHOUT ANY REPRESENTATION OR WARRANTY BY SELLER OTHER THAN A WARRANTY OF GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ALL LIENS AND ENCUMBRANCES.
3.
INDEMNITIES. SELLER SHALL defend, indemnify and hold harmless BUYER from and against any liability, damages, causes of action, expenses and attorneys’ fees (COLLECTIVELY, “cLAIMS”) incurred by BUYER by reason of the failure of SELLER to fulfill, perform, discharge and observe its obligations with respect to the SERVICE AGREEMENTS ARISING PRIOR TO THE DATE HEREOF. BUYER shall defend, indemnify and hold harmless SELLER from and against any CLAIMS incurred by SELLER by reason of the failure of BUYER to fulfill, perform, discharge and observe its obligations with respect to the SERVICE AGREEMENTS ARISING FROM AND AFTER THE DATE HEREOF.
4.
Binding Effect. This instrument shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns.

5.
Further Assurances. Buyer and Seller shall take such further actions and enter into such further conveyances and documents as may reasonably be required in order to effect the provisions and intent of this Bill of Sale.
6.
Counterparts. Electronic signatures and copies (including electronic copies) of manual signatures shall have the effect of original signatures relative to this Bill of Sale. Copies of this Bill of Sale (including copies stored electronically) shall be deemed originals for all purposes.

(Signature Pages Follow)

IN WITNESS WHEREOF, Seller has signed this Bill of Sale this _____ day of ________________, 2025.

SELLER:

PROKIDNEY ACQUISITION COMPANY, LLC, a Delaware limited liability company

By:

Name: Bruce Culleton
Title: Chief Executive Officer

BUYER:

By:

Name:

Title:

Attachments:

Exhibit A – Service Agreements

SCHEDULE 1

WARRANTIES

Contractor	Warranty
Systems Contractors	Warranty for fan/louver control work for 1 year from substantial completion of work.
Holcim Solutions and Products US, LLC	10 year red shield roofing system limited warranty (assignable subject to owner’s payment of current transfer fee set by Holcim).
Holcim Solutions and Products US, LLC	20 year roofing membrane limited warranty (assignable subject to owner’s payment of current transfer fee set by Holcim).
Pfaff’s, Inc.	10 year warranty for insulated glass expiring on January 20, 2033.
AMERICAN Flow Control (AFC)	10 year limited product warranty.